CONSENT AND CERTIFICATION
                        BY COMMODITY TRADING ADVISOR

                BY BARRY T. JOHNOSON (COMMODITECH, INC.), CTA

1. Barry T. Johnson as president of Commoditech, Inc., Commodity Trading Advisor, (the "Undersigned" or "CTA"), hereby consents to being named as CTA in a Registration Statement on Form S-1 filed with the Securities and Exchange Commission by Atlas Futures Fund, Limited Partnership, (the "Fund") and to the states selected by the General Partner of the Fund in connection with the offering and sale of limited partnership interests (the "Units") to the public as described in said Prospectus.

2. The Undersigned hereby certifies that he furnished the statements and information set forth in the offering circular, and that such statements and information are accurate, complete and fully responsive to the requirement of disclosure of his background, trading history, and the information required to be supplied in the Prospectus thereto and do not omit any information required to be stated therein with respect to him or his trading ability or methods or risks which are necessary to make the statements and information therein not misleading.

3. The Undersigned agrees to keep his track record in accordance with applicable law and to supply such track record and all other information, in the form required, to permit the General Partner, from month to month, to keep the Partners of the Fund properly informed as required by law. The Undersigned agrees further to take those actions reasonably required by any regulatory or tax authority to keep the Fund, and its General Partner, in full compliance with all laws and regulations applicable to the operation of the Fund.



                                         s/ Barry T. Johnson
                                         Barry T. Johnson
                                         President
                                         4299, Rock Island Road
                                         Arnold, Missouri 63010


Date:  March 6, 1998